As filed with the Securities and Exchange Commission on October 13, 2010
Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORD RESOURCES CORPORATION
(Exact name of issuer as specified in its charter)

DELAWARE	85-0212139
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 West Wetmore Road, Suite 203, Tucson, Arizona, Tel: (520) 292-0266
(Address of Principal Executive Offices and Zip Code)

Amended and Restated 2006 Stock Incentive Plan
(Full Title of Plan)

Mr. Wayne Morrison, Vice President and Chief Financial Officer,
1 West Wetmore Road, Suite 203, Tucson, Arizona
(Name and address of agent for service)

Tel: (520) 292-0266
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to agent for service to:

Herbert (Herb) I. Ono, Esq.
Lang Michener LLP
1500 - 1055 West Georgia Street, P.O. Box 11117
Vancouver, British Columbia, Canada V6E 4N7
(604) 689-9111

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Offering Price (4)	Amount of Registration Fee
Common Shares	5,000,000 Common Shares	$0.115	$575,000	$41.00

(1)

This registration statement covers shares of our common stock, par value $0.01 per share, issuable pursuant to stock options and other equity-based compensation awards under our Amended and Restated 2006 Stock Incentive Plan.

(2)

Reflects 5,000,000 additional shares of common stock issuable pursuant to stock options and other equity-based compensation awards that may be granted under our Amended and Restated 2006 Stock Incentive Plan. We previously registered 6,000,000 shares issuable pursuant to stock options and other equity-based compensation awards under our 2006 Stock Incentive Plan, on Form S-8 (Registration No. 333-152099) filed with the Securities and Exchange Commission on July 3, 2008. Our 2006 Stock Incentive Plan was subsequently amended and restated as our Amended and Restated 2006 Stock Incentive Plan. This registration statement shall also cover an indeterminable number of additional common shares which may become issuable upon the Amended and Restated 2006 Stock Incentive Plan by reason of any stock dividend, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding common shares.

(3)

The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the closing bid price ($0.06 per share) and the closing ask price ($0.17 per share) for our common stock as quoted on the OTC Bulletin Board as of October 6, 2010 (being a date within five business days prior to the filing of this registration statement).

(4)

The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of common shares to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) of Nord Resources Corporation (the “Company”) is being filed for the purpose of increasing the number of shares of common stock, par value $0.01 per share, issuable on a registered basis pursuant to stock options and other equity-based compensation awards that have been or may be granted under the Company’s Amended and Restated 2006 Stock Incentive Plan (the “Plan”), pursuant to General Instruction E on Form S-8 – Registration of Additional Securities. Such number of shares is being increased by 5,000,000, from 6,000,000 shares to 11,000,000 shares.

The information set forth in the Company’s original Registration Statement on Form S-8, Registration Number 333-152099, filed with the Securities and Exchange Commission (“SEC”) on July 3, 2008 (the “Initial Registration Statement”), is, except as amended hereby, incorporated by reference herein and made a part hereof. The Initial Registration Statement covered 6,000,000 shares of common stock issuable pursuant to the Plan. The Initial Registration Statement included a reoffer prospectus which is not being incorporated by reference and made a part hereof; a revised reoffer prospectus has been included in the Amended Registration Statement in accordance with General Instruction E on Form S-8 –Registration of Additional Securities.

Subsequent to the listing of the Company’s shares of common stock on the Toronto Stock Exchange (the “TSX”) on January 1, 2008, the Company amended the Plan at the request of the TSX to clarify certain provisions of the Plan and to the bring the Plan into compliance with applicable TSX policies. Such amendments were approved by the Company’s stockholders at the annual meeting of stockholders held on October 15, 2008. The Company filed a copy of the amended Plan with the SEC on Form 8-K on December 5, 2008. (As disclosed in the Company’s news release filed with the SEC on Form 8-K on July 29, 2010, the Company’s common stock was delisted from the TSX effective as of the close of the market on July 30, 2010, with the result that the Plan is no longer subject to the policies of the TSX.)

At the annual general meeting of stockholders held on June 17, 2010, the Company’s stockholders approved an amendment to the Plan to increase the number of shares of common stock issued or reserved for issuance pursuant to awards granted under the Plan from 6,000,000 shares to 11,000,000 shares.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

This Registration Statement on Form S-8 relates to a maximum of 5,000,000 additional shares of common stock, par value $0.01 per share, issuable directly by Nord Resources Corporation (“we” or “Nord”) under the Plan or pursuant to the exercise of options or other awards that may be granted under the Plan. We previously registered 6,000,000 shares issuable pursuant to stock options and other equity-based compensation awards under our 2006 Stock Incentive Plan, on Form S-8 (Registration No. 333-152099) filed with the Securities and Exchange Commission on July 3, 2008.

As of September 30, 2010, 5,144,421 stock options and 1,227,399 deferred stock units were outstanding under the Plan.

REOFFER PROSPECTUS

The date of this prospectus is October 13, 2010

Nord Resources Corporation
1 West Wetmore Road, Suite 203
Tucson, Arizona

11,000,000 Shares of Common Stock

This reoffer prospectus relates to 11,000,000 shares of our common stock, par value $0.01 per share, that may be offered and resold from time to time by certain eligible participants in our 2006 Stock Incentive Plan for their own account. As of September 30, 2010, 5,144,421 stock options and 1,227,399 deferred stock units were outstanding under the 2006 Stock Incentive Plan. Eligible participants in our 2006 Stock Incentive Plan consist of employees, directors, officers and consultants of our company or its related entities. Selling stockholders consist of those eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)). We previously registered 6,000,000 shares issuable under our 2006 Stock Incentive Plan on Form S-8 filed with the Securities and Exchange Commission on July 3, 2008, and we registered an additional 5,000,000 shares issuable under the Plan on Form S-8 filed with the Securities and Exchange Commission on October 13, 2010.

It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale, or such other securities exchange or securities market (if any) that our common stock may then be traded. We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

Those shares of common stock that have been or will be issued to the selling stockholders on and after July 3, 2008 (being the filing date of our original registration statement on Form S-8 in respect of our 2006 Stock Incentive Plan) pursuant to awards granted under our 2006 Stock Incentive Plan will be “control securities” under the Securities Act before their sale under this reoffer prospectus or pursuant to Rule 144 under the Securities Act. Certain other shares of common stock issued prior to July 3, 2008 pursuant to awards granted under our 2006 Stock Incentive Plan will be “restricted securities” under the Securities Act before their sale under this reoffer prospectus or pursuant to Rule 144 under the Securities Act. This reoffer prospectus has been prepared for the purposes of registering the shares under the Securities Act to allow for future sales by selling stockholders on a continuous or delayed basis to the public.

The selling stockholders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our common stock is traded on the OTC Bulletin Board under the symbol “NRDS”. On September 30, 2010, the last reported price of our common stock on the OTC Bulletin Board was $0.06 per share.

Investing in our common stock involves risks. See “Risk Factors” on page P-12 of this reoffer prospectus. These are speculative securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read.

All references in this prospectus to “Nord,” “we,” “us,” “our” or “our company” refer to Nord Resources Corporation and our consolidated subsidiary, Cochise Aggregates and Materials, Inc.

Our Business

We are a copper mining company. Our principal asset is the Johnson Camp Mine located in Arizona. The Johnson Camp Mine is an integrated open pit copper mine and a production facility that uses the solvent extraction, electrowinning (SX-EW) process. The Johnson Camp Mine includes two open pits, namely the Burro and the Copper Chief bulk mining pits.

We acquired the Johnson Camp Mine from Arimetco, Inc. pursuant to a Sales and Purchase Agreement that had been assigned to us in June 1999 by Summo USA Corporation, the original purchaser, following the completion of certain due diligence work by Summo. Although Arimetco had ceased mining on the property in 1997, we, like Arimetco before us, continued production of copper from ore that had been mined and placed on leach pads, and from 1999 to 2003 we (through our then subsidiary Nord Copper Company) produced approximately 4,490,045 pounds of copper cathode.

Development of Our Business

On June 5, 2007, we completed an unregistered private placement offering of 30,666,700 special warrants for aggregate proceeds of approximately $23 million (net proceeds of approximately $21.3 million). In addition, we entered into our credit agreement dated as of June 28, 2007 with Nedbank Limited, as administrative agent and lead arranger, which provided for a $25 million secured term loan credit facility. As of June 30, 2010, we had drawn the entire credit facility. All of the funds available under such facility have been used by us to finance the construction, start-up and operation of mining and metal operations at the Johnson Camp Mine.

We commenced copper cathode production from leaching old dumps in January 2008 and completed the first copper cathode sale from these operations in February 2008. We commenced mining of new ore upon completion of the reactivation work in January 2009 and achieved commercial copper cathode production from newly-mined ore on April 1, 2009 and entered the production stage, following substantial completion of the testing and development phase.

Since reactivating the Johnson Camp Mine and commencing commercial production from newly mined ore in April 2009, we have made considerable progress both in our mining and processing operations. However, during this period, we have also encountered a number of challenges that have caused us to miss our targets with respect to copper output, earnings, and cash flow. Some of the challenges that we incurred are not unusual for a start-up or reactivation of a mining operation, but some were unexpected, such as the failure of a well casing in a primary water supply well in late October 2009 which contributed to several months of lower-than-forecasted flow rates of pregnant leach solution through our SX plant. This, together with unusually dry weather in the last quarter of 2009, resulted in lower-than-expected copper production.

In early January 2010, we placed two new wells into operation at a capital cost of approximately $400,000. This resulted in significantly increased flow rates that now are at the levels that we forecasted as necessary to achieve our production targets. In the first quarter of 2010, however, we experienced periods of heavier-than-usual rainfall, which resulted in dilution of the leach solution and turbidity problems in the solvent extraction plant, again causing some lower-than-expected production.

In addition, forecasting copper production during a ramp-up period is difficult for any reactivation of a leaching operation where residual leaching was previously done for an extended period of time. During residual leaching, copper is extracted from ore that was retained in the pads during normal operations. When new ore is placed on top of these pads, some of this new copper is retained in the old pads until a more steady state is reached. This copper will eventually be extracted over time, but during a ramp-up period, it is difficult to forecast production. During the ramp up, we have underestimated the magnitude of copper that has been retained in the pads.

Due to continued copper recovery issues with the existing leach pads combined with a reduction in the amount of mining activity stemming from inadequate capital, we were unable to become cash flow positive in the quarter ended June 30, 2010. As a result, On July 2, 2010, we temporarily suspended the mining and crushing of new ore operations to increase cash flow with the goal of building a new leach pad that is not built on the pre-existing leach pads. All other operations, including leaching, SX-EW and copper production, are continuing.

Defaults Under Our Credit Agreement and Our Copper Hedge Agreement

Nedbank Limited, our Company’s senior lender, has declined to extend the forbearance agreement with respect to the scheduled principal and interest payment in the approximate amount of $2,150,000 that was due on March 31, 2010 under our Company’s $25,000,000 secured term-loan credit facility with Nedbank. The forbearance agreement expired at midnight on May 13, 2010. We are now in default of our obligations under the amended and restated credit agreement with Nedbank dated March 31, 2009, and the full amount of the outstanding principal and accrued and unpaid interest as of June 30, 2010 of $24,284,336 must now be included in our Company’s current liabilities, together with any additional amounts payable under the credit agreement.

Nedbank has not served our Company with a formal notice of default under the credit agreement, which is a precondition to the exercise of Nedbank’s rights upon a default under the credit agreement, including the acceleration of the full amount due there under and institution of foreclosure proceedings against the security. However, in accordance with the credit facility, we have accrued a 3% annual surcharge to the entire amount of the outstanding principal and interest under the credit agreement.

Nedbank Capital has also declined to extend the forbearance agreement regarding our Company’s failure to make the outstanding payments of $2,575,953 as of July 6, 2010 under the copper hedge agreement between the parties. Accordingly, although Nedbank Capital has not served our Company with a formal notice of default, we are in default under the copper hedge agreement and $2,317,033 formerly eligible for treatment as amounts payable under long-term derivative contracts as of June 30, 2010 must now be brought into current liabilities.

Current Focus on Refinancing and Recapitalizing our Company

Although we are now in default under our credit agreement with Nedbank and our copper hedge agreement with Nedbank Capital, we are continuing to produce copper through the leaching of ore already in place on our existing pads and the ongoing operations of our SX-EW plant, as we aggressively pursue certain opportunities that we have generated to refinance and/or recapitalize our Company. As noted above, in an effort to reduce costs, maximize cash flow, and improve our operating efficiencies, we have temporarily suspended the mining and crushing of ore at the Johnson Camp Mine. We have also laid off 43 people, representing approximately half of our workforce at the mine.

In June 2010, the Company engaged FTI Consulting (“FTI”), Inc, to provide financial advisory and consulting services. In accordance with the Agreement, the Company agreed to pay FTI an initial fee of $100,000 payable in four equal installments between June 1 and July 15, 2010. In addition, the Company has agreed to pay FTI a success fee ranging between from 0.75% to 3.5% of the capital raised for the Company during the twelve month period ending May 31, 2011. As of September 15, 2010, the Company had paid FTI $312,831.

We entered into a settlement agreement dated July 28, 2010 (the "Settlement Agreement') with Fisher Sand & Gravel Company ("Fisher"), our largest unsecured trade creditor, to convert approximately $8.2 million of payables owing to Fisher and its affiliated company, F5 Equipment Inc., to a two-year unsecured note (the "Note") bearing interest on the outstanding principal and interest at the rate of approximately 6% per annum. Fisher is the mining contractor who has been conducting mining operations at our Johnson Camp Mine.

The Settlement Agreement provides for an additional $200,000 cash payment to Fisher which has been paid. Under the Settlement Agreement, Fisher will receive monthly payments on the Note with the amounts based on a formula related to the level of copper sales made by our company. The key terms of the Note, dated July 28, 2010, are as follows:

  Maker: Nord Resources Corporation

  Holder: Fisher Sand & Gravel Co., a North Dakota corporation with its principal place of business in Tempe, Arizona

  Principal Amount: $8,200,000

  Maturity Date: July 31, 2012

  Interest Rate: The principal sum and any interest outstanding from time to time under the Note shall bear interest at .115% per week.

  Payments: Nord shall make weekly payments as set forth below. Payments shall first be applied to interest and then to principal. Payment for any particular week shall be made by the Friday of the following week (or the subsequent business day should any Friday for which payment is due fall on a federal holiday). The first payment shall be for the week beginning on July 26, 2010, and due on August 6, 2010.

  Payment Calculation: For any specific week, Nord shall make payments based on the following formulas:

If Nord ships four (4) or more loads of copper, the weekly payment shall be:

$100,000	x	Weekly Realized Price
$3.00

If Nord ships three (3) loads of copper, the weekly payment shall be:

$75,000	x	Weekly Realized Price
$3.00

If Nord ships two (2) or fewer loads of copper, the weekly payment shall be:

Note Balance	x	.00115

"Weekly Realized Price" means the price received by Nord for sales during a given week.

"Note Balance" means the outstanding principal balance of the Note at the beginning of a given week.

Private Placement of Units – November 2009

On November 5, 2009, we completed an unregistered, brokered private placement of 40 million units (the “Units”) for total gross proceeds of $12,000,000. In connection with the offering, which was effected in an offshore transaction pursuant to Rule 903 of Regulation S promulgated under the Securities Act of 1933, as amended, we paid the placement agent a commission equal to $600,000, or 5% of the gross proceeds of the offering. Each Unit, priced at $0.30, consisted of one common share and one common share purchase warrant. Each warrant entitles the holder to purchase one additional common share of our Company at a price of $0.38 per share until June 5, 2012. The proceeds of the offering were used to make the outstanding debt service payments that were due to Nedbank on September 30, 2009 and December 31, 2009, to purchase approximately $500,000 in additional equipment, to reduce accounts payable, and for general working capital purposes. As of September 30, 2010, none of the warrants issued as part of this private placement have been exercised.

Delisting From the Toronto Stock Exchange

Under applicable rules of the Toronto Stock Exchange (the “TSX”), we were required to obtain shareholder approval for an issuance of listed securities in excess of 25% of the current issued and outstanding share capital of our Company. Further, we were also required to obtain shareholder approval if a securities offering would have a material effect on the control of our Company. In connection with the private placement of the Units, we received an exemption from these shareholder approval requirements, on the basis of financial hardship. Reliance on this exemption automatically triggered a TSX de-listing review to confirm that we continued to meet the TSX listing requirements. We were unable to meet the TSX listing requirements and, effective July 30, 2010, our Company’s common stock has been delisted from the TSX. Our Company’s stock continues to be quoted on the OTC Bulletin Board (OTCBB).

Landscape and Aggregate Rock Operation

The Johnson Camp property includes decorative and structural stone operations, which produce landscape and aggregate rock from the overburden piles at the Johnson Camp Mine. Until January 31, 2009, we leased the landscape rock operation to JC Rock, LLC and the aggregate rock operation to Texas Canyon Rock & Sand Inc. in exchange for sliding scale royalties. Effective February 1, 2009, we commenced managing the landscape rock operation although the landscape rock is processed by a third party; the aggregate rock operation continues to be leased to Texas Canyon Rock & Sand. Effective April 1, 2010, we leased the landscape rock operation to Texas Canyon Rock & Sand Inc. in exchange for royalty payments.

The rock currently being sold for landscaping purposes is bolsa quartzite, and is known in the market as Coronado Brown. We caused Cochise Aggregates and Materials, Inc. to certify “Coronado Brown Landscape Rock” as a trade name in the State of Arizona on July 15, 2005. We do not consider that the landscape and aggregate rock operations material to our financial results of operation.

Corporate Organization

Nord Resources Corporation was formed under the laws of Delaware on January 18, 1971.

Our principal business offices are located at 1 West Wetmore Road, Suite 203, Tucson, Arizona 85705, and our telephone number is (520) 292-0266.

We own 100% of the issued and outstanding shares of Cochise Aggregates and Materials, Inc., which was formed under the laws of Nevada on December 9, 2003. We have no other subsidiaries. As used in prospectus, the terms “we”, “us” and “our” mean Nord Resources Corporation and its subsidiaries, taken as a whole.

Johnson Camp Property

The following discussion of our Johnson Camp Property is intended only to be a summary, setting forth certain highlighted information to help provide an overview of our business. Further detail regarding the Johnson Camp Property, our other properties, is provided in our annual report on Form 10-K for the year ended December 31, 2009, under the heading “Item 2 - Properties.”

The Johnson Camp property is located in Cochise County, approximately 65 miles (105 kilometers) east of Tucson, in Cochise County, Arizona, one mile north of the Johnson Road exit off of Interstate Highway 10 between the towns of Benson and Willcox in all or parts of Sections 22, 23, 24, 25, 26, 27, 35 and 36, Township 15 South, Range 22 West.

The Johnson Camp project currently includes: two open pits; one waste dump; three heap leach pads; a crushing, agglomeration and conveying system; a SX–EW processing plant; and ancillary facilities. The Burro Pit is larger than the Copper Chief Pit and contains 60% of the project reserves. The Burro Pit is located east of the SX–EW process plant. The Copper Chief Pit is located approximately 2,000 feet northwest of the Burro Pit.

The existing heap leach pads are located west of the open pits. The leach pads are divided into two major sections with solution collection facilities downstream of the first pad and downstream of pads two and three. A new leach pad is planned for future use and is anticipated to be located north of the Burro Pit and northeast of the Copper Chief Pit. The mine waste dump is located immediately to the east of the Burro Pit.

The Johnson Camp property consists of 59 patented lode mining claims, 102 unpatented lode mining claims and 617 acres of fee simple lands. The patented claims comprise approximately 871 acres and the unpatented claims comprise approximately 1,604 acres. Thus, the Johnson Camp property covers approximately 3,092 acres. All of the claims are contiguous, and some of the unpatented mining claims overlap. We keep the unpatented mining claims in good standing by paying fees of $13,250 per year to the United States Federal Government. We keep the fee simple and patented claims in good standing by paying property taxes and claims filing fees of approximately $35,000 per year. The copper processing facilities and the Copper Chief and Burro open pits that serve as focal points for our mine plan are located on the patented mining claims or the fee simple lands.

We are the owner of the Johnson Camp property and the owner or holder of the claims. We are allowed to mine, develop and explore the Johnson Camp property, subject to the required operating permits and approvals, and in compliance with applicable federal, state and local laws, regulations and ordinances. We believe that all of our claims are in good standing.

Our patented mining claims give us title to the patented lands and no further assessment work must be done; however, taxes must be paid. We have full mineral rights and surface rights on the patented lands. Unpatented mining claims give us the exclusive right to possess the ground (surface rights) covered by the claim, as well as the right to develop and exploit valuable minerals contained within the claim, so long as the claim is properly located and validly maintained. Unpatented mining claims however, may be challenged by third parties and the United States government. (See “Risk Factors – Risks Related to Our Company”).

Infrastructure

The existing facilities include the SX-EW processing plant, an administrative and engineering office and warehouse, laboratory, truck shop, core storage building, plant mechanical shop, and various used vehicles, pumps and other equipment. The newly constructed crushing, conveying and stacking system include the following: One 42x65 inch gyratory crusher, conveyors feeding a 40,000 ton (10,000 ton live) coarse ore stockpile, three feeders and a conveyor that feeds two 6x20-foot screens, conveyor feeding a 100-ton surge bin, two conveyors feeding two H6800 hydrocone secondary crushers, conveyor feeding a 40,000 ton fine ore stockpile, three feeders and a conveyor feeding a 10x35-foot agglomerator, an approximate 3,000 foot overland conveyor feeding a stacking system that includes twenty-one 100-foot grasshopper conveyors and a 150-foot radial tele-stacker.

The SX-EW processing plant was refurbished and expanded to handle solution from the new crushed and stacked ore and is comprised of a solvent extraction plant, an electrowinning tank house, a tank farm and four solution storage ponds. The solvent extraction plant consists of four extraction mixer-settlers and two strip mixer-settlers, and has a capacity of 2,500 to 5,000 gallons per minute depending if the circuit is in a series or parallel configuration. The electrowinning tank house consists of 88 electrowinning cells that can produce up to 25 million pounds per year. The tank farm, located in front of the tank house, is used for intermediate storage of electrolyte. The four solution storage ponds have a total capacity of approximately 18 million gallons. A new automated cathode stripping machine has been installed to strip copper cathodes from the stainless steel blanks.

The plant also includes a new cell house crane, a new boiler and associated heat exchanger, a new set of electrolyte filters, a clay filter press, and an upgrade to the transformer/rectifier, new pumper-mixers, and a sulfuric acid storage tank.

There are several access rights of way and two water wells which are located on the Johnson Camp property and one well on private land where we have access and water rights. Two additional wells are located on surrounding property where we have installed equipment to pump additional water for the mining operation as required. Potential water well sites have been identified on our land near Section 19 and could be drilled if additional water is required.

The Johnson Camp property receives electrical power from Sulphur Springs Valley Electric Cooperative (SSVEC). Effective October 1, 2009, we entered into a one year contract (with annual renewals unless either party notifies the other at least 90 days prior to the end of the current term) with SSVEC for the purchase of power. Power is received at two substations owned by us that can handle the additional power loads required for the expanded operations.

We utilize contractors under our supervision for mining, drilling, blasting, loading and hauling the mined material. We manage all other activities at the Johnson Camp Mine. Our normal workforce at the Johnson Camp Mine is approximately 80 employees. However, as indicated above, we have temporarily suspended the mining and crushing of ore at the Johnson Camp Mine and have laid off 43 people in an effort to reduce costs, maximize cash flow, and improve our operating efficiencies.

Reserves

Reserves are part of a mineral deposit which can be economically and legally extracted or produced at the time of the reserve determination.

According to SEC Industry Guide 7, “Description of property by issuers engaged or to be engaged in significant mining operations,” proven reserves are reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes, grade and/or quality are computed from the results of detailed sampling, and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. Probable reserves are defined as reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Methodology

The proven and probable reserves reflect variations in the copper content and structural impacts on the Burro and Copper Chief deposits, and the reserve estimates give effect to these variations. For both proven and probable reserves, only total copper assay values were used, mainly because assay values measured in total copper were available for both the Burro pit and Copper Chief pit, and in part because the soluble copper assay techniques used by Arimetco were not comparable to the soluble copper assay techniques used by Cyprus. (See “Risk Factors – Risks Related to Our Company”).

Statistical methodologies were used to classify mineralized material. Such methodologies involved, among other things, interpolation between, and projection beyond, sample points. Sample points consist of variably spaced drill hole intervals throughout a given deposit. The closer that mineralized material is situated to a drill hole composite, the more confidence exists in the accuracy of the estimation of the grades of mineral in that material. A drill hole composite is, generally speaking, an average of the sample assays taken from a 20-foot fixed length portion of the drill hole.

For proven reserves in the Burro deposit, a minimum of one drill hole composite within 160 feet is required. For probable reserves in the Burro deposit, a minimum of one drill hole composite within a range of 161 to 260 feet is required. For the Copper Chief deposit, the classification criteria for proven and probable reserves vary depending on rock type. For proven reserves a minimum of one drill hole composite within a distance ranging from 0 to between 88 to 150 feet is required, depending on rock type. For probable reserves a minimum of one drill hole composite within a range of between 89 to 245 feet is required, depending on rock type.

In preparing estimates of proven and probable reserves for the Johnson Camp property, Bikerman Engineering and Technology Associates, Inc. used the geologic resource model and resource estimates prepared by The Winters Company as reported in their feasibility study called “Nord Copper Corporation Feasibility Study, Johnson Camp Copper Project, Cochise County, Arizona”, dated March 2000. The Winters Company no longer exists, and was independent to our Company at the time the resource estimates were made. Bikerman Engineering and Technology Associates Inc. reviewed the resource model and estimates as prepared by The Winters Company, and have concluded that they are compliant with the SEC Industry Guide 7 and Canadian National Instrument NI 43-101, and are reasonable to form the basis of Bikerman Engineering and Technology Associates, Inc.’s September 2007 feasibility study and technical report.

Bikerman Engineering and Technology Associates, Inc.’s September 2007 feasibility study and technical report on the Johnson Camp Mine was prepared by prepared by Dr. Michael Bikerman, Ph.D, PG, Mr. David Bikerman, M.S., E.M. and Mr. Thomas McGrail, Eng. of Bikerman Engineering & Technology Associates, Inc. and Mr. Dale Deming, P.E., of Dale A. Deming, P.E. (sole proprietorship), pursuant to National Instrument 43-101, “Standards of Disclosure for Mineral Projects,” of the Canadian Securities Administrators. Michael Bikerman, David Bikerman, Thomas McGrail and Dale Deming are all independent to our Company and are “Qualified Persons” within the meaning assigned in National Instrument 43-101.

The technical report was filed electronically with the Securities Commissions of British Columbia and Ontario on November 13, 2007, on the System for Electronic Document Analysis and Retrieval (commonly, known as “SEDAR”), and is publicly available on the Internet at www.sedar.com, under our Company's profile.

A summary of the Johnson Camp proven and probable reserves as of December 31, 2009 are presented in the table below. Further details about the reserves on the Johnson Camp property can be found in the technical teport.

Johnson Camp Mine Summary of Proven and Probable Reserves Reserves
Description	Tons		Copper	Recoverable Copper
	(thousands)	Grade (% Cu)	(millions of lbs)	(millions of lbs)
Proven Reserves	51,543	0.341	352	267
Probable Reserves	17,260	0.329	114	86
Total	68,803	0.338	466	353
Notes:
  The ore reserves were estimated in accordance with Industry Guide 7 of the Securities and Exchange Commission (sometimes referred to in prospectus as the “SEC”) and CIM Guidelines.

  The actual tonnage and grade of reserves are generally expected to be within 90–95% of the estimate for proven reserves, and 70–80% for probable reserves.

  Reserves are based on a copper price of $1.50/lb and on total copper assays. Bikerman Engineering & Technology Associates used a copper price of $1.50/lb.

  Initial reserve estimates were based on operating costs estimated as of the second quarter of 2007.

  The internal cutoff grade used in the reserve analysis was 0.063 – 0.069 percent total copper (depending on rock type). All inferred resource blocks were treated as waste, regardless of their estimated copper grade

  No new resource or reserve estimates were performed in calendar year 2009, therefore, these reserves were calculated by subtracting the material volumes reported as mined in 2009.

The mineral reserves summarized above have been estimated in accordance with the definition standards on mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101 and are compliant with SEC Industry Guide 7, “Description of property by issuers engaged or to be engaged in significant mining operations.” In addition to disclosing such mineral reserves, the technical report contains references to “measured mineral resources,” “indicated mineral resources” and “inferred mineral resources” to comply with reporting standards in Canada. Although these terms are recognized and required by Canadian regulations (under National Instrument 43-101), the U.S. Securities and Exchange Commission does not recognize them. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves. In addition, “inferred resources” have a great amount of uncertainty as to their existence, and economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, or economic studies except for “Preliminary Assessments” as defined under NI 43-101. Investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

Use of Total Copper Assays

For the reasons discussed below, our estimate of ore reserves at the Johnson Camp Mine is based on total copper assays and recoveries rather than soluble copper assays and recoveries.

Total copper values were available for both the Copper Chief and Burro deposits. However, only 39 percent of the Copper Chief assay intervals also had acid soluble copper values, and the available data on acid soluble copper was incomplete for all samples. In addition, the database of acid soluble copper values for the Burro deposit reflects two different analytical techniques: (a) a conventional acid soluble method used by Cyprus for 94 of the holes included in the drill hole database; and (b) a more aggressive methodology used by Arimetco for the other 48 drill holes included in the database for the purpose of estimating the ultimate recoveries that may be experienced in the heaps at the Johnson Camp Mine.

In summary, total copper assays were the only common denominator for all drill hole assays included in the drill hole database. A reserve estimate based on total copper is an indirect measurement of the amount of copper that is metallurgically available for recovery. Accordingly, there is a risk that we may have overestimated the amount of recoverable copper. (See “Risk Factors – Risks Related to Our Company”).

Royalty Obligations

Copper metal produced from Johnson Camp Mine is subject to a $0.02 per pound royalty payable to Arimetco when copper prices are in excess of $1.00 per pound. The royalty is capped at an aggregate of $1,000,000. During 2009 and 2008, our Company accrued royalty expense of $164,849 and $58,032, respectively, and as of December 31, 2009, our Company has incurred and paid a total of $222,881 and $166,480, respectively, under this commitment.

On March 31, 2009, we sold a 2.5% royalty on the mineral production sold from the existing mineral rights at Johnson Camp to International Royalty Corporation, acting through its subsidiary, IRC Nevada Inc., for net proceeds of approximately $4,950,000. During 2009, we accrued royalty expense of $489,150 and made payments of $105,824.

Environmental and Permitting Issues

Aquifer Protection

An Aquifer Protection Permit has not been issued for the Johnson Camp Mine. However, an Aquifer Protection Permit application is currently pending review at the Arizona Department of Environmental Quality (the “ADEQ”).

The Johnson Camp property has undergone mining activities for a period of over 125 years. We acquired the Johnson Camp property from Arimetco subject to a number of conditions that constituted aquifer protection law violations and compliance measures. Accordingly, in connection with the acquisition, Consent Order P–139–99 was entered with the ADEQ in June 1999. We agreed to upgrade and improve certain of the facilities and complete certain remediation activities at the Johnson Camp property by September 2000. On January 3, 2001, Consent Order P–401–01 was entered with the ADEQ which replaced Consent Order P–139–99. Consent Order P–401–01 allowed the Johnson Camp Mine to continue to operate and to make improvements to the facility with the view to bringing it into compliance with current Arizona statutes.

On September 7, 2002, the ADEQ issued Compliance Order APP–1 14–02. That order required the following:

  the Johnson Camp Mine be brought into compliance with Arizona’s aquifer protection laws;

  a Stipulated Judgment and Stipulated Judgment Entry Agreement be entered with the ADEQ which provided for civil penalties in the amount of $4,325,000 as a consequence of violation of Consent Order #P401-1 and the aquifer protection laws, subject to the agreement by the ADEQ that it would not file for entry of the judgment unless Compliance Order APP–1 14–02 was violated and the violation was not cured on a timely basis, or unless we became the subject of a bankruptcy, insolvency or receivership proceeding prior to achieving compliance with Compliance Order APP–1 14–02; and

  an Escrow Agreement be entered with the ADEQ requiring a $1,500,000 deposit by our Company into an escrow account to be used solely to pay for the direct costs of bringing the Johnson Camp Mine into compliance with Compliance Order APP–1 14–02 and the aquifer protection laws.

In response to Compliance Order APP–1 14–02, we applied the $1,500,000 in escrowed funds to environmental remediation activities at the Johnson Camp Mine and to the preparation and filing of an Aquifer Protection Permit application with the ADEQ in June 2003.

The ADEQ responded to the aquifer protection permit application by letter dated September 2, 2003 which identified a comprehensive list of specific deficiencies. A partial response was submitted on September 28, 2006, however certain financial assurances required by the ADEQ could not be provided at that time. In reply, the ADEQ issued an Administrative Review Notice dated May 18, 2007 which included, among other things, lack of the required financial assurances as a deficiency. We submitted a response on July 2, 2007, but were unable to provide certain financial assurances in a form acceptable to the ADEQ. On July 6, 2007, a notice of violation was issued citing the failure to provide the required financial assurances. On August 1, 2007, the outstanding financial assurances were submitted to the ADEQ, and, on August 10, 2007, a formal response to the notice of violation including documentation evidencing submission of financial assurances was filed.

On August 15, 2007, the ADEQ declared that all components necessary for the Aquifer Protection Permit application were received by the ADEQ, at which time the ADEQ commenced its substantive technical review process. Since then, the ADEQ has made subsequent requests for information and we have made additional submissions in response. The most recent request for information is dated July 31, 2009. Nord responded with technical information on October 19, 2009, which is under review by the ADEQ.

During this permitting process we are allowed to produce copper from the Johnson Camp Mine while we continue to comply with the mandates of Compliance Order APP–1 14–02.

In addition, the ADEQ issued a Notice of Violation dated June 26, 2008 concerning alleged violations of the APP Program and indicating that certain violations constituted non–compliance with the Compliance Order APP–1 14–02. We timely responded to the Notice of Violation by submittal dated August 7, 2008, indicating that no such violations occurred. In addition, we performed certain remedial type actions with respect to various areas referenced in the ADEQ’s Notice of Violation. The ADEQ responded, indicating that it was not completely satisfied with our Company’s position and response. The parties conferred and we submitted additional information dated January 15, 2009 in accordance with the parties’ discussions. On March 26, 2009 ADEQ issued a letter to Nord indicating that ADEQ had met the documenting compliance requirements of the Notice of Violation.

We are committed to materially complying with all requirements under applicable environmental laws and regulations. These laws and regulations are continually changing and, as a general matter, are becoming more restrictive. Our policy is to conduct our business in a manner that safeguards public health and mitigates the environmental effects of our business activities. To comply with these laws and regulations, we have made, and in the future may be required to make, capital and operating expenditures.

Status of Permits – Summary

The development, operation, closure and reclamation of mining projects in the United States requires numerous notifications, permits, authorizations and public agency decisions. This section does not attempt to exhaustively identify all of the permits and authorizations that need to be obtained, but instead focuses on those that are considered to be the main permits that are on the critical path for project start–up. These are summarized in the table below:

Permit	Status

Compliance Order	Currently allows copper production from site. Compliance with this order requires material compliance with its contents and the issuance of the Aquifer Protection Permit.

Air Quality Permit	In August 2008, an air quality permit was issued from the ADEQ which permitted construction and further mining and crushing operations at the Johnson Camp Mine.

Hazardous Material Transport and Storage	None Required. Material Safety Data Sheets are maintained on property.

Explosives Storage and Use	Mining Contractor is responsible for use and storage of explosives and is permitted accordingly.

Weights and Measures	Site is licensed by the Arizona Department of Weights and Measures for the weighing of cathode copper for shipment and sale.

Aquifer Protection Permit (APP)	Application is currently under technical review by ADEQ.

Storm Water National Pollutant Discharge Elimination System	Permit number AZR05B377 issued on March 7, 2001. A Storm Water Pollution Prevention Plan has been fully developed and was revised and updated in December 2008.

Water Supply	4 existing wells are permitted: Moore Mine (#36–66376), Republic Mine (#36–66377), Black Prince Mine (#36–66378) and Section 19 Well (#36–66379). Nord is currently working with its engineering consultant and ADEQ for approval of an on–site drinking water system.

Reclamation and Mine Closure Plan	Reclamation and Mine Closure Plan with adequate financial assurances was submitted to the Arizona State Mine Inspectors Office in July 2007. The Plan is under review.

RISK FACTORS

Prospective investors should carefully consider the risks and uncertainties described below before deciding whether to invest in our securities.

The occurrence of any of the risks described below could have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment. We cannot guarantee that we will successfully address these risks or other unknown risks that may affect our business.

In evaluating us, our business and any investment in our business, readers should carefully consider the following factors.

Risks Related to Our Company

We have a history of losses, and our future profitability will depend on the successful operation of the Johnson Camp Mine, which cannot be assured.

We have a history of losses, and expect to incur losses in the future until we have reached full mining operations and production levels at the Johnson Camp Mine.

We had net loss of $6,153,849 for the six months ended June 30, 2010 and $392,438 for the year ended December 31, 2009. As of June 30, 2010, we had a working capital deficiency of $37,818,230. This deficiency includes current liabilities of $16,234,742 representing the current portions of our long term debt and derivative contracts, as well as $2,401,549 and $12,517,235 of long-term derivative liabilities and long-term debt, respectively, that were classified as current liabilities due to our Company defaulting on the related agreements.

We have temporarily suspended the mining and crushing of ore at the Johnson Camp Mine, with the result that copper production will slowly decline over time until the resumption of mining and crushing operations.

On July 5, 2010, our Company temporarily suspended the mining and crushing of ore at the Johnson Camp Mine and laid off 43 people, representing approximately half of its workforce at the mine. Our Company will continue to produce copper through the leaching of ore already in place on its existing pads and the ongoing operations of its SX-EW plant. The suspension will result in an immediate reduction of costs and enable our Company to maximize operating cash flow from the production of copper achieved through continued leaching of ore on our existing pads and the operation of our SX-EW plant. It is forecasted that the production level can continue near the current rate for the next few months and then will slowly decline until the resumption of mining and crushing operations.

Our targeted full production rate of 25 million pounds of copper per annum will not be attained until we have transitioned the stacking of ore to the new leach pad, which is not expected to be operational until the first quarter of 2011.

It now appears that the targeted full production rate of 25 million pounds of copper per annum will not be attained until we have transitioned the stacking of ore to the new leach pad, which is not scheduled to be put into operation until sometime during the first quarter of 2011. The estimated start-up date for the new pad is subject to our ability to complete in the 2010 third quarter or shortly thereafter our current efforts regarding the Company's capital structure and to obtain additional financing. We cannot provide any assurance that we will ramp up to full production or have successful mining and processing operations on the Johnson Camp property in the future.

We are dependent upon the success of the Johnson Camp Mine as a source of future revenue and profits, if any. Even if we should be successful in achieving our planned full copper production rate of 25 million pounds of copper per annum, an interruption in operations of the Johnson Camp Mine may have a material adverse effect on our business.

Unforeseen conditions may affect our mining and processing efficiency, and we may not be able to execute the leaching operation as planned if we do not maintain proper control of ore grade.

The parameters used in estimating mining and processing efficiency are typically based on testing and experience with previous operations. Various unforeseen conditions can occur that may materially affect the estimates. In particular, unless proper care is taken to ensure that proper ore grade control is employed and that other necessary steps are taken, we may not be able to achieve production forecasts as planned. In addition, our projected production is based on anticipated copper recoveries at the Johnson Camp Mine that are in excess of historical experience, which may result in an overestimation of our mining and processing efficiency if our actual production does not meet our projected production.

We may never achieve our production estimates since they are dependent on a number of assumptions and factors beyond our control.

We have prepared estimates of future copper production; however, we cannot be certain that we will ever achieve these estimates. Our production estimates depend on, among other things: the accuracy of our reserve estimates; the accuracy of assumptions regarding ore grades and recovery rates; ground conditions and physical characteristics of the mineralization, such as hardness and the presence or absence of particular metallurgical characteristics; the accuracy of estimated rates and costs of mining and processing; and our ability to obtain and maintain all necessary permits at all levels of development and production. We are processing the copper mineralization using Leach-SX–EW technology. This technique may not be as efficient or economical as we have projected. Our actual production may vary from our estimates if any of these assumptions prove to be incorrect, and we may never achieve our full production target rate of 25 million pounds of copper per annum.

A major increase in our input costs, such as those related to acid, electricity, fuel and supplies, may have an adverse effect on our financial condition.

Our operations are affected by the cost of commodities and goods such as electrical power, sulfuric acid, fuel, and supplies. Management prepares its cost and production guidance and other forecasts based on its review of current and estimated future costs. A major increase in any of these costs may have an adverse impact on our financial condition. For example, we expect that sulfuric acid and energy, including electricity and diesel fuel, will represent a significant portion of production costs at our operations, and if the costs increase, we could be negatively affected.

Shortages of sulfuric acid, electricity and fuel, may have an adverse effect on our financial condition.

Sulfuric acid supply for SX–EW projects in the southwestern U.S. is produced primarily as a smelter byproduct at smelters in the southwest U.S. and in Mexico. We have an agreement in place for a broker of acid to supply us with sulfuric acid through the end of 2010. However, we cannot be assured that the broker will be able to provide us with an adequate supply of sulfuric acid without interruptions and we continue to remain subject to market fluctuations in the price of sulfuric acid.

Continuation of our mining production is dependent on the availability of a sufficient water supply to support our mining operations.

Our mining operations require water for mining, ore processing and related support facilities. Production at the Johnson Camp Mine is dependent on continuous maintenance of our water rights. Under Arizona law groundwater outside an active management area may be withdrawn and used for reasonable and beneficial use. The character of the water right - that is groundwater versus surface water - may at some point become an issue and may be subject to adjudication to the extent certain water is determined to be surface water. We are not subject to any such adjudication claims at this time. However, we cannot predict our potential involvement in or the outcome of any adjudication proceedings which may occur impacting our water rights and uses.

Production water for the Johnson Camp Mine is currently supplied from three wells controlled or located on the Johnson Camp property and from two wells located on private land adjacent to our property. In late October 2009, the failure of a well casing in one of our wells that provides make-up water for our leaching operation resulted in several months of below forecasted pregnant leach solution flow rates through our SX plant, and copper production was adversely affected. By early January 2010, we had placed two new wells into operation which have resulted in significantly improved pregnant leach solution flow rates that now are at the levels that we had forecasted as necessary to achieve our production targets. However, it may be necessary to drill additional wells on our property in order to expand our leaching operation or in addition to make additional upgrades to existing wells.

In August 2010, we entered into an agreement with a nearby rancher for the purchase of water from any of his three wells that have a capacity of approximately 500 to 600 gallons per minute which is currently approximately 150% more than is required at this time. The contract is for five years at a rate of $1.00 per 1,000 gallons of water.

The loss of some or all water rights, in whole or in part, or shortages of water to which we have rights could require us to curtail or shut down mining production or could prevent us from pursuing expansion opportunities.

Our estimates of reserves are inherently subject to error, particularly since we have limited operating history on which to base such estimates. Our actual results may differ due to unforeseen events and uncontrollable factors that can have significant adverse impacts.

The Johnson Camp Mine has limited operating history upon which to base estimates of proven and probable ore reserves and estimates of future cash operating costs. Such estimates are, to a large extent, based upon the interpretation of geological data obtained from drill holes and other sampling techniques performed by third parties, the methodologies and results of which we have assumed - but cannot be assured - are reasonable and accurate. In addition, future operating costs are based in part on our operating experience during 2009 and the first quarter of 2010, which may not be indicative of future costs. Such information and certain other factors, including anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of the mineral from the ore, interruptions in the operation could affect these project future operating results. Actual cash operating costs and economic returns based upon development of proven and probable ore reserves may differ significantly from those currently estimated. Until reserves are actually mined and processed, the quantity of reserves must be considered only as estimates.

Our estimates of reserves are based in large part on sampling data produced by third parties and on amounts of metallurgical testing that are less extensive than normal. In addition, our expected copper recovery rates at the Johnson Camp Mine exceed historical experience at the property. There is no assurance that we will be able to meet these expectations and projections at an operational level.

Our expectations with respect to copper recovery rates exceed historical experience at the Johnson Camp Mine since we plan to continue to crush the ore to a smaller size with the expectation of higher copper recoveries. In addition, our projections of copper recovery are based on amounts of metallurgical testing that are less extensive than are commonly used in the industry for evaluating copper oxide deposits. Furthermore, our estimates of ore reserves reflect consumption projections for sulfuric acid and other consumable items that were developed using a limited number of samples taken by the former operators of the mine on the Johnson Camp property that may not be representative of the characteristics of the remaining reserves. There is no assurance that we will be able to meet these expectations and projections at an operational level.

Copper recovery rates for approximately 15% of our estimated total reserves may be less than optimal due to the presence of copper sulfide mineralization below the elevation of 4,560 feet.

Copper sulfide minerals are not as amenable to heap leach recovery techniques as are copper oxides. Since copper sulfide mineralization is evident below an approximate elevation of 4,560 feet in both the Burro and Copper Chief pits of the Johnson Camp Mine, we caution that copper recovery rates for ore anticipated to be mined below that elevation (estimated at approximately 15% of estimated total ore reserves) may be inhibited. In addition, although the column test on the sample of Abrigo ore (a type of copper bearing host rock at the Johnson Camp Mine) taken from an approximate elevation of 4,620 feet that contained 4.49% sulfides exhibiting good copper recoveries, the leaching of copper from ore mined at this depth may be less than optimal.

We have evaluated the commercial viability of the Johnson Camp Mine based on an estimate of ore reserves that is premised on a geologic resource model and estimate previously prepared that was based largely on drilling, sampling and assay data that had been developed by Cyprus Mines Corporation, Arimetco Inc. and Summo U.S.A. Corporation, the accuracy of which cannot be assured.

We have evaluated the commercial viability of the Johnson Camp Mine based on an estimate of ore reserves contained in the feasibility study. The resource model and estimate previously prepared and used as the basis for the feasibility study is based largely on drilling, sampling and assay data that had been developed by the previous operators of the Johnson Camp Mine, Cyprus and Arimetco, and by Summo. The validity of the estimates assumes the accuracy of the underlying drill hole electronic database.

We and Bikerman Engineering & Technology Associates have conducted limited additional due diligence, such as reviews of historical project geological drill logs and assay certificates, but no additional drilling. Complete accuracy of the drill hole electronic database cannot be assured.

Cyprus, Arimetco and Summo used different approaches to drilling, sampling and assay analysis, with the result that their respective results may not be comparable and thereby increase the risk of an overestimation of ore reserves.

Cyprus Mines Corporation (which owned the Johnson Camp property until 1989, operating under the name Cyprus Johnson Copper Company), Arimetco and Summo each used different approaches to drilling, sampling and assay analysis that may not be comparable to each other. In particular, the soluble copper assay techniques used by Arimetco for ore grade estimation are not directly comparable to the soluble copper assay techniques used by Cyprus. The use of two incomparable approaches by Cyprus and Arimetco may have led to inconsistencies in or the skewing of the data underlying our estimates, thereby increasing the risk of an overestimation of ore reserves at the Johnson Camp Mine, as well as increasing the risk of a material inaccuracy in the feasibility study.

Limited sampling work has been performed at the Johnson Camp Mine, and Bikerman Engineering & Technology Associates concluded that it is therefore not possible at this time to verify the entire drill hole electronic database used for the current resource model and ore reserve estimates. Bikerman Engineering & Technology Associates has largely assumed the reasonableness and accuracy of the drilling, sampling and assay methodologies and data which constitute a fundamental variable input in the feasibility study.

Bikerman Engineering & Technology Associates reviewed the results of limited sampling work undertaken at the Johnson Camp Mine in 2006 by another engineering company. Bikerman Engineering & Technology Associates has concluded that it is not possible for it to verify the entire original drill hole electronic database used for the current mineral resource model and ore reserve estimates. Consequently, Bikerman Engineering & Technology Associates and we have largely assumed the reasonableness and accuracy of the drilling, sampling and assay methodologies and data. Accordingly, there is a risk that results may vary if additional sampling work is undertaken. This, in turn, could adversely impact the current mineral resource model and ore reserve estimates, as well as increase the risk of a material inaccuracy in the feasibility study.

Our estimate of ore reserves at the Johnson Camp Mine is based on total copper assays rather than on acid soluble copper assays and our expectations with respect to copper recovery are based on results of metallurgical testing that may not be duplicated in larger scale tests under onsite conditions or during production. As a result, there is a risk that we may have overestimated the amount of recoverable copper.

Our estimate of ore reserves at the Johnson Camp Mine is based on total copper assays rather than soluble copper assays. A reserve estimate based on total copper is an indirect measurement of copper recovery through leaching. There can be no assurance that metallurgical recoveries in small scale laboratory tests will be duplicated in larger scale tests under onsite conditions or during production. Accordingly, there is a risk that we may have overestimated the amount of recoverable copper.

We may require additional permits and renewals of permits to continue to operate the Johnson Camp Mine, the availability of which cannot be assured.

Although we have secured a number of permits for the operation of the Johnson Camp Mine, we still need to obtain certain additional permits for long-term operation of the mine, including an aquifer protection permit. In addition, certain permits will require applications for renewal from time to time during the life of the project and certain permits may be suspended or require additional applications in the event of a significant or substantial change to the Johnson Camp Mine operations or prolonged inactivity. To the extent other approvals are required and not obtained, we may: (i) be prohibited from continuing mining and/or processing operations; (ii) forced to reduce the scale of or all of our mining operations; or (iii) be prohibited or restricted from proceeding with planned exploration or development of mineral properties. For example, we are currently producing copper under an ADEQ Compliance Order. However, we anticipate that we will be required to immediately halt all of our operations at the Johnson Camp Mine if our application for an aquifer protection permit is denied.

We have incurred substantial debt and have granted a security interest in our assets. We are in default of our credit agreement with Nedbank, and Nedbank may take steps to realize upon its security by taking control of all or a portion of our assets.

We are a party to an amended and restated credit agreement dated as of March 31, 2009 with Nedbank Limited, as the administrative agent and lead arranger, which provided a $25,000,000 secured term loan credit facility used by our Company to finance the reactivation of the Johnson Camp Mine. We have delivered a deed of trust, a collateral account agreement and certain other security agreements that grant to the lenders a first priority lien encumbering all of the real and personal property associated with the Johnson Camp property, including all patented mining claims, fee lands and unpatented mining claims in which we have an interest. The lenders would be entitled to realize upon their security interests and seize our assets if we were to be unable to repay or refinance the loans as they become due. In addition, pursuant to the terms of the credit agreement, we are required to meet specified financial tests any time that any loan proceeds remain outstanding under the credit agreement.

As disclosed elsewhere in this prospectus, we are now in default of our obligations under the credit agreement. Accordingly, the full amount of the outstanding principal and accrued and unpaid interest as of June 30, 2010 must now be included in our Company’s current liabilities, together with any additional amounts payable under the credit agreement.

We are also in default under our copper hedge agreement with Nedbank Capital, and amounts formerly eligible for treatment as amounts payable under long-term derivative contracts as of June 30, 2010 must now be brought into current liabilities.

Our Company’s continuation as a going concern is dependent upon our ability to refinance our obligations under the credit agreement with Nedbank. If Nedbank elects to exercise its rights under the credit and copper hedge agreements, it would result in the acceleration of the full amount due there under and the institution of foreclosure proceedings against the security. Any such actions could force us into bankruptcy or liquidation.

We will require additional financing to complete the ramp up of operations at the Johnson Camp Mine, the availability of which cannot be assured.

We estimated that we will incur an additional $14 million in capital costs during the next two years, primarily for the development and construction of a new leach pad that is scheduled to be operational in the latter part of the first quarter of 2011. The estimated start-up date for the new pad is subject to the Company’s ability to complete our current effort to restructure our capital structure and to obtain additional financing in the third quarter 2010 or shortly thereafter. We also expect to incur expenses in connection with further exploratory drilling on the Johnson Camp property. Our estimated capital costs and operating expenses may change with more operating experience as our mine plan is implemented. We cannot guarantee that we will be able to obtain any additional financing on commercially reasonable terms or at all. If we fail to obtain the necessary financing when needed, we may not be able to execute our mine plan and we may again be forced to place the Johnson Camp Mine on care and maintenance status.

Our indebtedness, as well as the current global recession, disruption in financial markets and lower copper prices generally, could, among other things, impede our access to capital or increase our cost of capital, which would have an adverse effect on our ability to fund our working capital and other capital requirements.

As of June 30, 2010, the outstanding principal amount of our debt was $23,257,826. The widely reported domestic and global recession, and the unprecedented levels of disruption and continuing illiquidity in the credit markets have had an adverse effect on our operating results and financial condition, and if sustained or worsened, such adverse effects could continue or deteriorate. Disruptions in the credit and financial markets have adversely affected financial institutions, inhibited lending and limited access to capital and credit for many companies, including ours. In addition, copper prices have been highly volatile. Over the past two years copper prices have fluctuated in a range between $1.27/lb to $4.08/lb. On June 30, 2010, the spot price of copper on the LME was $2.96/lb. These conditions have made it difficult for us to obtain, or increase our cost of obtaining, capital and financing for our operations and have limited our flexibility to plan for, or react to, changes in our business and the markets in which we operate. If these conditions persist or deteriorate, they could, among other things, make it difficult for us to finance our working capital requirements and service our existing debt.

If future financing is not available to us when required, as a result of limited access to the credit markets or otherwise, or is not available on acceptable terms, we may not have sufficient working capital for our exploration, development and production programs. We may also be unable to take advantage of business opportunities or respond to competitive pressures. Any of these circumstances could have an adverse effect on our operating results and financial condition.

Title to the Johnson Camp property may be subject to other claims.

Although we believe we have exercised commercially reasonable due diligence with respect to determining title to the properties that we own or in which we hold an interest, we cannot guarantee that title to these properties will not be challenged or impugned. The Johnson Camp property may be subject to prior unrecorded agreements or transfers or to native land claims and title may be affected by undetected defects. There may be valid challenges to the title of the Johnson Camp property which, if successful, could impair development and/or operations.

The Johnson Camp property consists of 59 patented lode mining claims, 102 unpatented lode mining claims and 617 acres of fee simple lands. The copper processing facilities and the Copper Chief and Burro bulk mining pits that serve as focal points for our mine plan are located on the patented mining claims or fee simple parcels. However, we may in the future mine areas that are on unpatented mining claims. Unpatented mining claims are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the United States General Mining Law, including the requirement of a proper physical discovery of a valuable lode mineral within the boundaries of each claim and proper compliance with physical staking requirements. Also, unpatented mining claims are always subject to possible challenges by third parties or validity contests by the federal government. The validity of an unpatented mining or mill site claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of United States federal and state statutory and decisional law. In addition, there are few public records that definitively determine the issues of validity and ownership of unpatented mining claims.

We do not insure against all risks, and we may be unable to obtain or maintain insurance to cover the risks associated with our operations at economically feasible premiums. Losses from an uninsured event may cause us to incur significant costs that could have a material adverse effect upon our financial condition.

Our insurance will not cover all the potential risks associated with the operations of a mining company. We may also be unable to obtain or maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, we expect that insurance against risks such as environmental pollution or other hazards as a result of exploration and production may be prohibitively expensive to obtain for a company of our size and financial means. We might also become subject to liability for pollution or other hazards for which insurance may not be available or for which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial condition and results of operations.

We compete with larger, better capitalized competitors in the mining industry. This may impair our ability to maintain or acquire attractive mining properties, and thereby adversely affect our financial condition.

The mining industry is competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, base and precious metals. Many of these companies have greater financial resources, operational experience and technical capabilities than us. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

We are dependent on our key personnel, and the loss of any such personnel could adversely affect our Company.

Our success depends on our key executives and on certain operating personnel at the Johnson Camp Mine. We face intense competition for qualified personnel, and the loss of the services of one or more of such key personnel could have a material adverse effect on our business or operations. Our ability to manage administration, production, exploration and development activities, and hence our success, will depend in large part on the efforts of these individuals. We cannot be certain that we will be able to retain such personnel or attract a high caliber of personnel in the future.

In order to be successful during and after the ramp-up of our operations, we will have to maintain our workforce. We may not be successful in recruiting the necessary personnel, or in managing the new challenges that we will face with any significant growth.

When we are in full operations, we need to maintain a workforce at the Johnson Camp Mine of approximately 80 employees as well as various contractors. This requirement places substantial demands on our Company and our management. We will be required to hire, retain, motivate and manage our employees. We will also have to adopt and implement new systems in all aspects of our operations. We have no assurance that we will be able to retain and recruit the personnel required to execute our programs or to manage these changes successfully.

The actual costs of reclamation are uncertain, and any additional amounts that we are required to spend on reclamation may have a material adverse effect on our financial condition.

The costs of reclamation included in the feasibility study are estimates only and may not represent the actual amounts which will be required to complete all reclamation activity. It is not possible to determine the exact amount that will be required, and the amount that we will be required to spend could be materially different than current estimates. Reclamation bonds or other forms of financial assurance represent only a portion of the total amount of money that will be spent on reclamation over the life of the Johnson Camp Mine operation. Any additional amounts required to be spent on reclamation may have a material adverse affect on our financial condition and results of operations.

Our directors and officers may have conflicts of interest.

Some of our directors and officers serve currently, and have served in the past, as officers and directors for other companies engaged in natural resource exploration and development, and may also serve as directors and/or officers of other companies involved in natural resource exploration and development in the future. We do not believe that any of our directors and officers currently has any conflicts of interest of this nature.

Certain legislation, including the Sarbanes–Oxley Act of 2002, may make it difficult for us to retain or attract officers and directors.

We may be unable to attract and retain qualified officers, directors and members of committees of the board of directors required to provide for our effective management as a result of the recent changes in the rules and regulations that govern publicly–held companies. In particular, the Sarbanes–Oxley Act of 2002 has resulted in a series of rules and regulations by the United States Securities and Exchange Commission (SEC) that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes, together with the risks associated with our business, may deter qualified individuals from accepting these roles.

There are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

We are now subject to the ongoing internal control provisions of Section 404 of the Sarbanes–Oxley Act of 2002. These provisions provide for the identification of material weaknesses in internal controls over financial reporting, which is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States of America. Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal controls and disclosure controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our Company have been detected. These inherent limitations include the realities that judgments in decision–making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as growth of the company or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost–effective control system, misstatements due to error or fraud may occur and not be detected.

In addition, discovery and disclosure of a material weakness, by definition, could have a material adverse impact on our financial statements. If we are unable to assert that our internal control over financial reporting are adequate, certain customers or suppliers may be discouraged from doing business with us, cause downgrades in our debt ratings leading to higher borrowing costs and affect how our stock trades. This could, in turn, negatively affect our ability to access public debt or equity markets for capital. Further, such an occurrence could make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage and/or to incur substantially higher costs to obtain the same or similar coverage. It could also make it more difficult for us to attract and retain qualified personnel to serve on our board of directors, on committees of our board of directors, or as executive officers.

Our officers and directors, and four shareholders holding 5% or more of our common stock, hold a significant amount of our issued and outstanding stock which may limit non–affiliated stockholders to influence corporate matters.

On November 5, 2009, we completed an unregistered, brokered private placement of 40 million units for total gross proceeds of $12,000,000. Each unit consisted of one common share and one common share purchase warrant exercisable until June 5, 2012. Upon completion of the private placement, Ross Beaty, acting through a wholly-owned holding company, and Riaz Shariff acquired 34,250,000 and 5,750,000 common shares, respectively, representing approximately 31% and 5.2%, respectively, of the outstanding common shares of our Company on a post-closing basis. Under rules promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, Mr. Beaty and Mr. Shariff are also considered to beneficially own the 34,250,000 and 5,750,000 common shares that are issuable upon exercise of the warrants forming part of their respective units, which together with their outstanding common shares, represent approximately 47.3% and 9.9%, respectively, of our Company’s issued and outstanding common shares (assuming non-exercise of certain outstanding options, warrants and other rights to acquire shares of our common stock).

In addition, we have two other shareholders who, according to reports filed by them under the Securities Exchange Act of 1934, as amended, beneficially own 7.9% and 6.1%, respectively, of our issued and outstanding common stock (assuming non-exercise of certain outstanding options, warrants and other rights to acquire shares of our common stock held by persons other than the relevant officer, director or 10% shareholder).

As of August 13, 2010, our officers and directors as a group beneficially own approximately 14.6% of our issued and outstanding common stock (assuming non-exercise of certain outstanding options, warrants and other rights to acquire shares of our common stock).

These factors may limit the ability of our non-affiliated stockholders to influence corporate matters.

Future sales of our common stock may depress our stock price thereby decreasing the value of your investment.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock.

The securities markets in the United States have experienced a high level of price and volume volatility recently, and the market price of our securities has also experienced wide fluctuations. There can be no assurance that continual fluctuations in our share price will not occur.

Recently, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies, including ours, has experienced wide fluctuations in price which have not necessarily been related to operating performance, underlying asset values or prospects. There can be no assurance that fluctuations in our share price will not continue to occur during the foreseeable future.

If we fail to obtain a listing on an established stock exchange, you may be subject to U.S. federal income tax on the disposition of your securities.

We believe that we currently are a “United States real property holding corporation” under Section 897(c) of the Internal Revenue Code, referred to as a USRPHC, and that there is a substantial likelihood that we will continue to be a USRPHC. Generally, gain recognized by a Non–U.S. Holder on the sale or other taxable disposition of common stock should be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates if we qualify as a USRPHC at any time during the 5–year period ending on the date of the sale or other taxable disposition of the common stock (or the Non–US. Holder’s holding period for the common stock, if shorter). Under an exception to these rules, if the common stock is “regularly traded on an established securities market,” the common stock should be treated as stock of a USRPHC only with respect to a Non–U.S. Holder that held (directly or under certain constructive ownership rules) more than 5% of the common stock during the 5–year period ending on the date of the sale or other taxable disposition of the common stock (or the Non–US. Holder’s holding period for the common stock, if shorter). There can be no assurances that the common stock will be “regularly traded on an established securities market”.

Our reliance on the financial hardship exemption from certain stockholder approval requirements of the Toronto Stock Exchange in connection with our recent $12,000,000 private placement triggered an automatic TSX de-listing review. On July 30, 2010, our common stock was delisted from the TSX.

In connection with our $12,000,000 private placement of 40 million Units in November, 2009, we received an exemption from certain shareholder approval requirements under the rules of the Toronto Stock Exchange (the “TSX”), on the basis of financial hardship. Reliance on this exemption automatically triggered a TSX de-listing review to confirm that we continue to meet the TSX listing requirements. We were unable to meet the financial requirements of the TSX. Therefore, effective July 30, 2010, our common stock was delisted from the TSX.

We have not obtained a tax opinion to the effect that there has not been a change of control either during the time preceding the completion of our unregistered special warrant offering in September 2007, immediately following conversion of the special warrants into the underlying shares of common stock and warrants, or in relation to our unregistered $12 million unit offering that closed in November 2009. If a change in control is deemed to have occurred, our Company may not be able to fully utilize our net operating loss carry forwards.

At December 31, 2009, our Company had federal and state net operating loss carry forwards of approximately $79,600,000 and $15,500,000, respectively. We believe that for the purposes of section 382 of the Internal Revenue Code, a change of control occurred on or before November 5, 2009. However, we have not obtained a formal tax opinion to that effect. If any change of control is deemed to have occurred –for example, either during the time preceding the completion of our unregistered special warrant offering in September 2007, immediately following conversion of the special warrants into the underlying shares of common stock and warrants, or immediately following the completion of our unregistered $12 million unit offering in November 2009 – or if a change of control occurs at any time in the future, our Company’s ability to fully utilize its net operating loss carry forwards in computing its taxable income will be limited to an annual maximum of the value of our Company just prior to the change in control multiplied by the long term tax exempt rate.

Broker–dealers may be discouraged from effecting transactions in our common shares because they are considered a penny stock and are subject to the penny stock rules. This could severely limit the market liquidity of the shares.

Our common stock currently constitutes “penny stock”. Subject to certain exceptions, for the purposes relevant to us, “penny stock” includes any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share. Rules 15g–1 through 15g–9 promulgated under the United States Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on certain brokers–dealers who engage in certain transactions involving a “penny stock.” In particular, a broker–dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse), must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker–dealer or the transaction is otherwise exempt. A broker–dealer is also required to disclose commissions payable to the broker–dealer and the registered representative and current quotations for the securities. Finally, a broker–dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker–dealers may discourage broker–dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

In the event that an investment in our shares is for the purpose of deriving dividend income or in expectation of an increase in market price of our shares from the declaration and payment of dividends, the investment will be compromised because we do not intend to pay dividends.

We have never paid a dividend to our shareholders and we intend to retain our cash for the continued development of our business. In addition, pursuant to the terms of our credit agreement with Nedbank, we are restricted from paying dividends or making distributions on shares of our common stock. Accordingly, we do not intend to pay cash dividends on our common stock in the foreseeable future. As a result, a return on investment will be solely determined by the ability to sell the shares in the secondary market.

Risks Related to Our Industry

The feasibility of our mine plan is based on certain assumptions about the sustainability of the current price of copper. We may be adversely affected by fluctuations in copper prices.

Copper prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand (including that related to housing), and the political and economic conditions of copper producing countries throughout the world. The aggregate effect of these factors on copper price is impossible to predict. Because mining operations are conducted over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons, including a belief that the low price is temporary and/or the greater expense incurred in closing an operation permanently. The value and price of our common shares, our financial results, and our exploration, development and production activities may be significantly adversely affected by declines in the price of copper and other metals.

In addition to adversely affecting our share price, financial condition and exploration, development and mining activities, declining metal prices can impact operations by requiring a reassessment of reserve estimates and the commercial feasibility of a particular project. Significant decreases in actual or expected copper prices may mean that a mineral resource which was previously classified as a “reserve” will be uneconomical to produce and may have to be restated as a resource. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays in development or may interrupt operations, if any, until the reassessment can be completed.

Our operations involve the exploration, development and production of copper and other metals, with the attendant risks of damage to or loss of life or property and legal liability.

Our operations are subject to all the hazards and risks normally encountered in the exploration, development and production of copper and other base or precious metals, including unusual and unexpected geologic formations, seismic activity, pit–wall failures, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and legal liability.

Government regulation impacting the mining industry may adversely affect our business and planned operations.

Our mining, processing, development and mineral exploration activities, if any, are subject to various laws governing prospecting, mining, development, production, taxes, labor standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters. New rules and regulations may be enacted or existing rules and regulations may be applied in such a manner as to limit or curtail our exploration, production or development. Amendments to current laws and regulations governing operations and activities of exploration, development mining and milling or more stringent implementation of these laws could have a material adverse effect on our business and financial condition and cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production (assuming we achieve production) or require abandonment or delays in development of new mining properties.

Certain groups opposed to mining may interfere with our efforts to reactive the Johnson Camp Mine.

In North America there are organizations opposed to mining, particularly to open pit mines such as the Johnson Camp Mine. Although we intend to comply with all environmental laws and permitting obligations in conducting our business, there is still the possibility that those opposed to the operation of the Johnson Camp Mine will attempt to interfere with the operation of the Johnson Camp Mine, whether by legal process, regulatory process or otherwise. Such interference could have an impact on our ability to operate the Johnson Camp Mine in the manner that is most efficient or appropriate or at all, and any such impact would have a material adverse effect on our financial condition and results of operations.

Our operations are subject to environmental risks and environmental regulation. Our failure to manage such risks or comply with such regulation will potentially expose us to significant liability.

All phases of our operations are subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner that we anticipate will require stricter standards and enforcement, increased fines and penalties for non–compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes, if any, in environmental regulation may adversely affect our operations, if any. Environmental hazards may exist on the Johnson Camp property or on properties that we hold or may acquire in the future that are unknown to us at present and that have been caused by previous or existing owners or operators of the properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions there under including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Our failure to contain or adequately deal with hazardous materials may expose us to significant liability for which we are not insured.

Production, if any, at the Johnson Camp Mine involves the use of hazardous materials. Should these materials leak or otherwise be discharged from their containment systems, we may become subject to liability for hazards or cleanup work that are not covered by our insurance.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus (including information incorporate by reference) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of copper, availability of funds, government regulations, common share prices, operating costs, capital costs, outcomes of ore reserve development and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology.

Forward-looking statements in this prospectus include, but are not limited to, statements with respect to the following:

  the timing and possible outcome of pending regulatory and permitting matters;

  our future financial or operating performances and our projects;

  the estimation of mineral reserves and mineralized material;

  the timing of exploration, development and production activities and estimated future production, if any;

  estimates related to costs of production, capital, operating and exploration expenditures;

  requirements for additional capital;

  government regulation of mining operations, environmental risks, reclamation and rehabilitation expenses;

  title disputes or claims;

  limitations of insurance coverage; and

  the future price of copper or other metals.

These forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titled “Risk Factors”. If one or more of these risks or uncertainties materialize, or our underlying assumptions prove incorrect, our actual results may vary materially from those expressed or implied by our forward-looking statements anticipated, believed, estimated or expected.

We note, in particular, that the Johnson Camp Mine has limited operating history upon which to base estimates of future cash flows and operating costs, and that our ability to continue as a going concern is contingent on our ability to refinance and recapitalize our Company. Our estimates or projections (including our expectations with respect to annual copper production from our planned operations at the Johnson Camp Mine) are, to a large extent, based upon the interpretation of geological data obtained from drill holes and other sampling techniques performed in accordance with industry standards by third parties, the methodologies and results of which we have assumed are reasonable and accurate, which results form the basis for, and constitute a fundamental variable in, the feasibility study and technical report completed by Bikerman Engineering & Technology Associates. The sampling data produced by third parties and amounts of metallurgical testing are less extensive than normal and our expected copper recovery rates at the Johnson Camp Mine significantly exceed historical experience at the property. There is no assurance that we will be able to meet these expectations and projections at an operational level. For further information, you should carefully read and consider the section of this prospectus entitled “Risk Factors” beginning on page P-12 before buying any shares of our common stock.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only to a state of affairs as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

DETERMINATION OF OFFERING PRICE

The selling security holders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the selling stockholders pursuant to this prospectus. All of the 11,000,000 common shares which may be offered pursuant to this reoffer prospectus underlie awards that may be granted under our 2006 Stock Incentive Plan.

We will receive proceeds from the exercise of any stock options that may be granted under the 2006 Stock Incentive Plan. The exercise or purchase price per share, if any, of each award may not be less than the Fair Market Value (as defined in the 2006 Stock Incentive Plan) of our Company’s common stock on the date of the grant. All proceeds, if any, from the exercise of these future options will be added to our working capital.

The selling stockholders will receive all proceeds from the sales of these shares, and they will pay any and all expenses incurred by them for brokerage, accounting or tax services (or any other expenses incurred by them in disposing of their shares).

SELLING STOCKHOLDERS

A total of 11,000,000 shares of common stock have been reserved for issuance under all awards that may be granted under the 2006 Stock Incentive Plan. As of September 30, 2010, 5,144,421 stock options and 1,227,399 deferred stock units were outstanding under the 2006 Stock Incentive Plan. “Eligible Participants” who are entitled to participate in the 2006 Stock Incentive Plan consist of employees, directors and consultants of (a) our company or (b) any of the following entities: (i) any “parent corporation” as defined in section 424(e) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) any “subsidiary corporation” as defined in section 424(f) of the Code; or (iii) any business, corporation, partnership, limited liability company or other entity in which our company, a parent corporation or a subsidiary corporation holds a substantial ownership interest, directly or indirectly.

The selling shareholders named in this prospectus are offering all of the shares of our common stock offered through this prospectus. The shares are comprised of shares that may be sold pursuant to the exercise of stock options or the conversion of deferred stock units granted to the selling shareholders pursuant to our 2006 Stock Incentive Plan, and shares previously issued to certain selling stockholders upon conversion of deferred stock units granted to them pursuant to the 2006 Stock Incentive Plan.

The following table provides, as of September 30, 2010, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	the number of shares owned by each selling shareholder prior to this offering;

2.	the total number of shares that are to be offered by each selling shareholder;

3.	the total number of shares that will be owned by each selling shareholder upon completion of the offering;

4.	the percentage owned by each selling shareholder; and

5.	the identity of the beneficial holder of any entity that owns the shares.

				Shares Beneficially Owned
	Shares Beneficially Owned		Number of	Upon Completion of the
	Prior To This Offering(1)		Shares Being	Offering(1)
Name of Selling Shareholder	Number	Percent(2)	Offered(3)	Number	Percent(2)

Ronald A. Hirsch Chairman of the Board	8,557,191(4)	7.7%	441,667(4)	8,115,524	7.2%

Stephen D. Seymour Director	5,966,912(5)	5.2%	934,696(6)	5,032,216	4.5%

Douglas P. Hamilton Director	962,049(7)	0.7%	962,049(7)	---	---

John F. Cook Director	1,162,436(8)	0.9%	928,092(8)	234,344	0.2%

Randy Davenport President, Chief Executive Officer	574,999(9)	0.5%	333,333(9)	241,666	0.2%

Wayne M. Morrison Vice President, Chief Financial Officer, Secretary and Treasurer	759,163(10)	0.7%	300,000(10)	459,163	0.4%

Total	17,982,750(11)	16.1%	3,899,837(12)	14,082,913	12.2%

(1)

Under Exchange Act Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. In addition, since shares issued upon conversion of DSUs may be offered pursuant to this prospectus, shares underlying DSUs outstanding on September 30, 2010 have been included in the foregoing table even though DSUs may not necessarily be convertible within the following 60 days. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of common shares actually outstanding on September 30, 2010.

(2)	Applicable percentage of ownership is based on 111,677,489 common shares outstanding as of September 30, 2010.

(3)

Please note that the figures presented in this column may include shares of common stock underlying options and DSUs granted under our 2006 Stock Incentive Plan which are not exercisable within 60 days following the date as of which the information is being provided. Such shares are not deemed to be beneficially owned by the selling stockholder under Exchange Act Rule 13d-3 but are included in this column as they may be offered for resale by the named selling stockholder pursuant to this prospectus as and when they are issued.

(4)	Includes 408,334 stock options exercisable within 60 days and 33,333 unvested stock options.

(5)

Includes 458,333 stock options exercisable within 60 days, 33,334 unvested stock options and 443,029 DSUs. Also includes 1,575,000 shares of common stock held by Mr. Seymour as a co-trustee of a trust, 320,757 shares of common stock held jointly by Mr. Seymour and his spouse, and 36,300 shares of common stock owned by his spouse. Mr. Seymour disclaims beneficial ownership of the shares owned by his spouse.

(6)	Includes 158,333 stock options exercisable within 60 days, 33,334 unvested stock options and 443,029 DSUs.

(7)	Includes 336,667 stock options exercisable within 60 days, 33,333 unvested stock options and 562,049 DSUs.

(8)	Includes 366,667 stock options exercisable within 60 days, 33,333 unvested stock options, 222,321 DSUs and 234,343 shares of stock issued upon conversion of DSUs.

(9)	Includes 166,666 stock options exercisable within 60 days and 166,667 unvested stock options.

(10)	Includes 300,000 stock options exercisable within 60 days and 83,334 unvested stock options.

(11)	Includes 2,036,667 stock options exercisable within 60 days, 350,001 unvested stock options, 1,227,399 DSUs and 234,343 shares of stock issued upon conversion of DSUs.

(12)

If, subsequent to the date of this reoffer prospectus, we grant any awards under the 2006 Stock Incentive Plan to any Eligible Participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

Information with respect to beneficial ownership is based upon information obtained from the selling shareholders. Information with respect to “Shares Beneficially Owned After the Offering” assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common shares by the selling shareholders. Except as described below and to our knowledge, the named selling shareholder beneficially owns and has sole voting and investment power over all shares or rights to these shares.

Because the selling shareholders may offer all or part of the common shares currently owned or the common shares received upon exercise of the options, which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of options that will be held upon termination of this offering. The common shares currently owned, and the common shares to be received upon exercise of the options or conversion of deferred stock units, which are covered by this reoffer prospectus may be offered from time to time by the selling shareholders named below.

Because the selling stockholders may offer all or part of the shares of common stock that they may receive pursuant to or upon exercise of awards under our 2006 Stock Incentive Plan, and because the offering of such shares of common stock pursuant to this reoffer prospectus is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares that will be held upon termination of this offering. The shares of common stock offered by this reoffer prospectus may be offered from time to time by the selling stockholders.

Since our Company does not currently meet the registrant requirements for use of Form S-3, the amount of shares of our common stock which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act of 1933, as amended.

PLAN OF DISTRIBUTION

Timing of Sales

Our 2006 Stock Incentive Plan was adopted by our company’s board of directors on February 15, 2006 and was approved by our Company’s stockholders on October 18, 2006. Subsequent to the listing of our Company’s shares of common stock on the TSX on January 1, 2008, our Company amended the 2006 Stock Incentive Plan at the request of the TSX to clarify certain provisions of the Plan and to the bring the Plan into compliance with applicable TSX policies. Such amendments were approved by our Company’s stockholders at the annual meeting of stockholders held on October 15, 2008. (As disclosed elsewhere in this prospectus, our Company’s common stock was delisted from the TSX effective as of the close of the market on July 30, 2010, with the result that our 2006 Stock Incentive Plan is no longer subject to the policies of the TSX.)

At the annual general meeting of stockholders held on June 17, 2010, our Company’s stockholders approved an amendment to the Plan to increase the number of shares of common stock issued or reserved for issuance pursuant to awards granted under the Plan from 6,000,000 shares to 11,000,000 shares.

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the selling stockholders determine from time to time.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	in transactions to cover short sales;

6.	privately negotiated transactions; or

7.	in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

The selling stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors.” The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $10,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

COUNSEL

Delaware law matters in connection with the authorization and issuance of the shares offered by this prospectus will be passed upon for us by Potter Anderson & Corroon LLP.

EXPERTS

The financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, which are incorporated by reference in this prospectus and registration statement have been audited by Mayer Hoffman McCann P.C., an independent registered public accounting firm, to the extent and for the periods set forth in their report, and have been included in reliance upon the authority of said firm as experts in auditing and accounting in giving such reports.

The estimates of our mineralized material have been included in this prospectus in reliance upon Johnson Camp Mine Project Feasibility Study, Cochise County, Arizona, Technical Report pursuant to National Instrument 43-101 of the Canadian Securities Administrators, prepared by Dr. Michael Bikerman, Ph.D, PG, Mr. David Bikerman, M.S., E.M. and Mr. Thomas McGrail, Eng. of Bikerman Engineering & Technology Associates, Inc. and Mr. Dale Deming, P.E., of Dale A. Deming, P.E. (sole proprietorship).

INTERESTS OF EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

MATERIAL CHANGES

There have been no material changes in our affairs since the end of our last fiscal year on December 31, 2009, other than those changes that have been described in our Annual Report for the year ended December 31, 2009, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, and our Current Reports on Form 8-K that we have filed with the Securities and Exchange Commission. See below under “Where You Can Find More Information” for an explanation of where you can view our filings with the Securities and Exchange Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, including all filings made pursuant to the Exchange Act after the initial filing of the registration statement that contains this prospectus and before the effectiveness of this registration statement and the termination of the offering of our common stock pursuant to this prospectus:

(a)	Our Annual Report for the year ended December 31, 2009 filed with the Securities and Exchange Commission on Form 10-K;

(b)	Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the Securities and Exchange Commission;

(c)	Our quarterly report on Form 10-Q for the quarterly period ended June 30, 2010, filed with the Securities and Exchange Commission; and

(d)

The description of our common stock which is contained in Part II to our original registration statement on Form S-8, Registration Number 333-152099, filed with the Securities and Exchange Commission on July 3, 2008, including all amendments and reports filed for the purpose of updating such description.

Also incorporated by reference into this prospectus are all documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements. Unless expressly incorporated into this prospectus, a report furnished to the SEC on Form 8-K under the Exchange Act shall not be incorporated by reference into this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

The information about us that is contained in this prospectus is not comprehensive and you should also read the information in the documents incorporated by reference into this prospectus. Information that we file later with the SEC and that is incorporated by reference into this prospectus will automatically update and supersede information in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon oral or written request at no expense to the requester. Any request for this information shall be directed to Mr. Wayne Morrison, our Vice-President, Chief Financial Officer, Secretary and Treasurer, at the following address and phone number:

Mr. Wayne Morrison, Vice-President, Chief Financial Officer, Secretary and Treasurer
1 West Wetmore Road, Suite 203
Tucson 85705, Arizona
Tel: 520-292-0266

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”) and we file annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any material that we file with the Securities and Exchange Commission at the Public Reference Section, at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding issuers that file electronically with the SEC. This prospectus is part of a registration statement on Form S-8 that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities offered, including certain exhibits. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Internet site.

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware General Corporation Law and Nord’s Certificate of Incorporation. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Glossary of Technical Terms

SEC Industry Guide 7 Definitions

reserve	The term “reserve” refers to that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves must be supported by a feasibility study done to bankable standards that demonstrates the economic extraction. (“Bankable standards” implies that the confidence attached to the costs and achievements developed in the study is sufficient for the project to be eligible for external debt financing.) A reserve includes adjustments to the in-situ tons and grade to include diluting materials and allowances for losses that might occur when the material is mined.

proven (measured) reserve	The term “proven reserve” refers to reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape depth and mineral content of reserves are well-established.

probable (indicated) reserve	The term “probable reserve” refers to reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

mineralized material	The term “mineralized material” refers to material that is not included in the reserve as it does not meet all of the criteria for adequate demonstration for economic or legal extraction.

production stage	A “production stage” project is actively engaged in the process of extraction and beneficiation of mineral reserves to produce a marketable metal or mineral product.

Definitions of Technical Terms

Following are definitions of certain technical terms used in this prospectus.

Acid Soluble Copper. A measure of the estimated amount of copper in a rock sample that can be dissolved using a weak acid digestion. The acid soluble copper can be significantly less than the total copper in a rock.

Assay. To analyze the proportions of metals in an ore; to test an ore or mineral for composition, purity, weight, or other properties of commercial interest. “Assay” can also refer to the test or analysis itself, as well as its results.

Cathode Copper. A marketable product of copper resulting from SX-EW.

Column Test. A test where dry ore samples of various particle sizes are placed into columns (pipes) of a selected length and diameter, and then acidified leach solutions are circulated through the column for various periods of time. Column test data is used to determine such heap leach operating parameters as: acid cure and no cure, acid cure dosage, acid cure time, crush size, irrigation rate, reagent acid concentration, lift height and temperature.

Feasibility Study. A comprehensive study of a deposit in which all geological, engineering, operating, economic and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

Heap Leaching. A process whereby copper is recovered from ore by heaping broken ore on sloping impermeable pads, repeatedly irrigating the heaps with a diluted sulphuric acid solution which dissolves the copper content in the ore, collecting the copper-laden solutions (PLS), and stripping the solution of copper.

Leach. The dissolution of soluble constituents from a rock or orebody by the natural or artificial action of percolating solutions.

Metallurgical Testing. The study of the physical properties of metals as affected by composition, mechanical working, and heat treatment.

Mine. An opening or excavation in the ground for the purpose of extracting minerals; a pit or excavation from which ores or other mineral substances are taken by digging; an opening in the ground made for the purpose of taking out minerals; an excavation properly underground for digging out some usable product, such as ore, including any deposit of any material suitable for excavation and working as a placer mine; collectively, the underground passage and workings and the minerals themselves.

Mineralized. Material added by hydrothermal solutions, principally in the formation of ore deposits. Often refers to the presence of a mineral of economic interest in a rock.

Mixer-settler. Extraction apparatus. A mixer-settler consists of an agitation tank (commonly known as a “mixer” or “mix box”) in which the aqueous and organic solutions are contacted (e.g. PLS and kerosene), and a shallow gravity settling basin (commonly known as a “settler”) where the mixed solutions are allowed to settle due to natural gravity. The resulting individual layers of solution are capable of separate discharge.

Open Pit. A surface mine working open to daylight, such as a quarry. Open pit mining is the process of excavating an ore body from the surface in progressively deeper layered cuts or steps. Sufficient waste rock adjacent to the ore body is removed to maintain mining access and to maintain the stability of the resulting pit.

Ore. The naturally occurring material from which a mineral or minerals of economic value can be extracted profitably or to satisfy social or political objectives. The term is generally but not always used to refer to metalliferous material, and is often modified by the names of the valuable constituent.

Oxide. A mineral compound characterized by the linkage of oxygen with one or more metallic elements. Sulfide minerals typically convert to oxides on exposure to oxygen. Oxides are more amenable to heap leach techniques than are sulfides.

Patented Mining Claims. A patented mining claim is one for which the Federal Government has passed its title to the claimant, making it private land. A person may mine and remove minerals from a mining claim without a mineral patent. However. a mineral patent gives the owner exclusive title to the locatable minerals. It also gives the owner title to the surface and other resources.

PLS. Pregnant Leach Solution is acidic copper-laden water generated from stockpile leaching and heap leaching. Pregnant Leach Solution is used in the SX-EW process.

Reserve. Measurement of size and grade of a mineral deposit that infers parameters have been applied to assess the potential for economic development.

Resource. The measurement of size and grade of a mineral deposit, without any inferred economic parameters.

Sulfide. A mineral compound characterized by the linkage of sulphur with a metal.

Solvent extraction-electrowinning (SX-EW). A hydrometallurgical process for the recovery of copper from oxide ores through the use of an organic solvent and strong acid to concentrate the metal in solution, and using electrolysis to plate the metal out of solution. Produces a high-grade product that can be treated and sold as refined metal.

Tons. A unit of weight measurement. In this prospectus it means dry short tons (2,000 pounds).

Total Copper (Total Cu). A measure of the estimated amount of copper in a rock sample.

Unpatented mining claims. Land which has been staked and recorded in appropriate mining registries and in respect of which the owner has the right to explore for and exploit the minerals contained in such land and to conduct mining operations thereon. In this prospectus, unpatented mining claims refers to lode claims (and not placer claims).

NORD RESOURCES CORPORATION.

11,000,000 Shares of Common Stock to be Offered and Sold by Selling stockholders

October 13, 2010

REOFFER PROSPECTUS

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this reoffer prospectus. Any information or representations not herein contained, if given or made, must not be relied upon as having been authorized by Nord Resources Corporation (“Nord”). This reoffer prospectus does not constitute an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this reoffer prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of Nord or that the information contained herein is correct as of any time subsequent to the date of this reoffer prospectus. However, in the event of a material change, this reoffer prospectus will be amended or supplemented accordingly.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

The following is a complete list of exhibits filed as a part of this Amended Registration Statement, which Exhibits are incorporated herein.

Exhibit Number	Description of Exhibit
5.1	Legal Opinion of Potter Anderson & Corroon LLP(1)
10.1	Amended and Restated 2006 Stock Incentive Plan (1)
23.1	Consent of Potter Anderson & Corroon LLP(2)
23.2	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accountants(1)
23.3	Consent of Dr. Michael Bikerman, Professional Geologist, of Bikerman Engineering & Technology Associates, Inc.(1)
23.4	Consent of Mr. David Bikerman, Engineer of Mines, of Bikerman Engineering & Technology Associates, Inc.(1)
23.5	Consent of Mr. Thomas McGrail, Engineer of Mines, of Bikerman Engineering & Technology Associates, Inc.(1)
23.6	Consent of Mr. Dale Deming, Professional Engineer of Dale A. Deming, P.E. (sole proprietorship)(1)

(1)	Filed as an exhibit to this amended registration statement on Form S-8.
(2)	Included in Exhibit 5.1.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Nord Resources Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, Arizona on the 13th day of October, 2010.

NORD RESOURCES CORPORATION

By:
/s/ Randy Davenport
Randy Davenport
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Randy Davenport, Chief Executive Officer, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this amended registration statement (including further post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Randy Davenport	October 13, 2010
Randy Davenport
President, Chief Executive Officer and Director

/s/ Wayne Morrison	October 13, 2010
Wayne Morrison
Vice-President, Chief Financial Officer, Secretary and Treasurer

/s/ Ronald A. Hirsch	October 13, 2010
Ronald A. Hirsch
Chairman of the Board

/s/ Stephen Seymour	October 13, 2010
Stephen Seymour
Director

/s/ Douglas P. Hamilton	October 13, 2010
Douglas P. Hamilton
Director

/s/ John F. Cook	October 13, 2010
John F. Cook
Director

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